PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 12, 2010)	Registration 333-167634

CHARTER FINANCIAL CORPORATION
Up to 5,961,573 shares of common stock

This supplements the prospectus of Charter Financial Corporation dated August 12, 2010, relating to the syndicated community offering.  This prospectus supplement should be read together with the prospectus.

We have commenced a syndicated community offering to sell additional shares.

The number of shares available for sale in the syndicated community offering will be reduced by the number of shares sold in the subscription offering and the community offering.

We are increasing the number of shares that individuals may purchase in the offering.

We have increased the amount of stock that you may purchase as follows:

•	You may now purchase up to 5% of the shares of common stock sold in the offering.

•
We may also allow investors to purchase up to 9.99% of the common stock sold in the offering, provided that purchases of common stock exceeding 5% of shares sold in the offering may not exceed in the aggregate 10% of the shares sold in the offering.

The overall purchase limitation for associates and persons acting in concert and the ownership limitation for current Charter Financial Corporation stockholders disclosed in the prospectus remain unchanged.

These purchase limitations apply to the total of your purchases made in the subscription, community or syndicated community offerings. If you have purchased shares of common stock in the subscription, community and syndicated community offerings, your total orders must comply with the purchase limitations set forth above.

Completion of the offering remains subject to receipt of final regulatory approvals, including approval of an updated appraisal, and the sale of a minimum of $33,306,647 of common stock.

Charter Financial Corporation has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this prospectus supplement relates. Before you invest, you should read the prospectus included in the registration statement, including the section under the heading “Risk Factors” beginning on page 16 of the prospectus, and the other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting the Securities and Exchange Commission’s web site at www.sec.gov.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, or any state securities regulator has approved or disapproved these securities or determined if the prospectus or this prospectus supplement is accurate or complete.  Any representation to the contrary is a criminal offense.

This investment involves a degree of risk, including the possible loss of principal.

STIFEL NICOLAUS WEISEL

For assistance, please call the Stock Information Center, toll free, at (877) 821-5782.

September 16, 2010